Exhibit 10.15
Greg Brown Form of RSU
RESTRICTED STOCK UNIT AWARD AGREEMENT
     This Restricted Stock Unit Award (“Award”) is awarded on ___(“Date of Grant”), by Motorola, Inc. (the “Company” or “Motorola”) to ___(the “Grantee”).
     WHEREAS, Grantee is receiving the Award under the Motorola Omnibus Incentive Plan of 2006, as amended (the “2006 Incentive Plan” or the “Plan”);
     WHEREAS, Grantee is the Co-Chief Executive Officer of Motorola;
     WHEREAS, the Award is a grant of Motorola restricted stock units authorized by the Board of Directors and the Board’s Compensation and Leadership Committee (the “Compensation Committee”); and
     WHEREAS, it is a condition to Grantee receiving the Award that Grantee electronically accept the terms, conditions and Restrictions applicable to the restricted stock units as set forth in this agreement.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company hereby awards restricted stock units to Grantee on the following terms and conditions:
1.	Award of Restricted Stock Units. The Company hereby grants to Grantee a total of Motorola restricted stock units (the “Units”) subject to the terms and conditions set forth below and subject to adjustment as provided in the 2006 Omnibus Plan. The units are granted pursuant to the 2006 Omnibus Plan and are subject to all of the terms and conditions of the 2006 Omnibus Plan.

2.	Restrictions. The Units are being awarded to Grantee subject to the transfer and forfeiture conditions set forth below (the “Restrictions”):
a.	Grantee may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the Units still subject to Restrictions. The Units shall be forfeited if Grantee violates or attempts to violate these transfer Restrictions. Motorola shall have the right to assign this Agreement, which shall not affect the validity or enforceability of this Agreement. This Agreement shall inure to the benefit of assigns and successors of Motorola.

b.	Any Units still subject to the Restrictions shall be automatically forfeited upon the Grantee’s termination of employment with Motorola or a Subsidiary for any reason other than death, Total and Permanent Disability, or Involuntary Termination due to (i) a Divestiture or (ii) for a reason other than for Serious Misconduct. For purposes of this Agreement, a “Subsidiary” is any corporation or other entity in which a 50 percent or greater interest is held directly or indirectly by Motorola and which is consolidated for financial reporting purposes. Total and Permanent Disability is defined in Section 3(f).

c.	If Grantee engages in any of the following conduct for any reason, in addition to all remedies in law and/or equity available to the Company or any Subsidiary, Grantee shall forfeit all restricted stock units under the Award whose Restrictions have not lapsed, and, for all restricted stock units under the Award whose

Restrictions have lapsed, Grantee shall immediately pay to the Company the Fair Market Value (as defined in Section 7 below) of Motorola Common Stock (“Common Stock”) on the date(s) such Restrictions lapsed, without regard to any taxes that may have been deducted from such amount. For purposes of subparagraphs (i) through and including (v) below, “Company” or “Motorola” shall mean Motorola, Inc. and/or any of its Subsidiaries:
(i)	During the course of Grantee’s employment and thereafter, Grantee uses or discloses, except on behalf of the Company and pursuant to the Company’s directions, any Company Confidential Information. “Confidential Information” means information concerning the Company and its business that is not generally known outside the Company, and includes (A) trade secrets; (B) intellectual property; (C) the Company’s methods of operation and Company processes; (D) information regarding the Company’s present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (E) information on customers or potential customers, including customers’ names, sales records, prices, and other terms of sales and Company cost information; (F) Company personnel data; (G) Company business plans, marketing plans, financial data and projections; and (H) information received in confidence by the Company from third parties. Information regarding products, services or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company or one of its affiliates is considering for broader use, shall be deemed not generally known until such broader use is actually commercially implemented; and/or

(ii)	During Grantee’s employment and for a period of two years following the termination of Grantee’s employment for any reason, Grantee hires, recruits, solicits or induces, or causes, allows, permits or aids others to hire, recruit, solicit or induce, or to communicate in support of those activities, any employee of the Company who possesses Confidential Information of the Company to terminate his/her employment with the Company and/or to seek employment with Grantee’s new or prospective employer, or any other company; and/or

(iii)	During Grantee’s employment and for a period of two years following the termination of Grantee’s employment for any reason, Grantee engages in activities which are entirely or in part the same as or similar to activities in which Grantee engaged at any time during the two years preceding termination of Grantee’s employment with the Company, for any person, company or entity in connection with products, services or technological developments (existing or planned) that are entirely or in part the same as, similar to, or competitive with, any products, services or technological developments (existing or planned) on which Grantee worked at any time during the two years preceding termination of Grantee’s employment. This paragraph applies in countries in which Grantee has physically been present performing work for the Company at any time during the two years preceding termination of Grantee’s employment; and/or
(iv)	During Grantee’s employment and for a period of two years following the termination of Grantee’s employment for any reason, Grantee, directly or indirectly, on behalf of Grantee or any other person, company or entity, solicits or participates in soliciting, products or services competitive with or similar to products or services offered by, manufactured by, designed by or distributed by the Company to any person, company or entity which was a customer or potential customer for such products or services and with which Grantee had direct or indirect contact regarding those products or services or about which Grantee learned confidential information at any time during the two years prior to Grantee’s termination of employment with the Company; and/or

(v)	During Grantee’s employment and for a period of two years following the termination of Grantee’s employment for any reason, Grantee, directly or indirectly, in any capacity, provides products or services competitive with or similar to products or services offered by the Company to any person, company or entity which was a customer for such products or services and with which customer Grantee had direct or indirect contact regarding those products or services or about which customer Grantee learned Confidential Information at any time during the two years prior to Grantee’s termination of employment with the Company.
d.	The Units are subject to the terms and conditions of the Company’s Policy Regarding Recoupment of Incentive Payments upon Financial Restatement (such policy, as it may be amended from time to time, being the “Recoupment Policy”). The Recoupment Policy provides for determinations by the Company’s independent directors that, as a result of intentional misconduct by Grantee, the Company’s financial results were restated (a “Policy Restatement”). In the event of a Policy Restatement, the Company’s independent directors may require, among other things (a) cancellation of any of the Units that remain outstanding; and/or (b) reimbursement of any gains in respect of the Units, if and to the extent the conditions set forth in the Recoupment Policy apply. Any determinations made by the independent directors in accordance with the Recoupment Policy shall be binding upon Grantee. The Recoupment Policy is in addition to any other remedies which may be otherwise available at law, in equity or under contract, to the Company.

e.	The Company will not be obligated to pay Grantee any consideration whatsoever for forfeited Units.
3.	Vesting. Subject to the remaining terms and conditions of this Award, and provided the Units have not been forfeited as described in Section 2 above, the Units will vest as follows.
a.	Eligible Units will vest upon the earlier of (i) a Separation (as defined in Section 19) or (ii) a Public Announcement (as defined in Section 19); provided,

however, that any Units that are not Eligible Units on such Separation or Public Announcement will vest upon the date that such Units become Eligible Units.
b.	The Units will become “Eligible Units” in accordance with the following schedule:

Percentage	Date
33.3%	May 7, 2010
33.3%	May 7, 2011
33.4%	May 7, 2012
c.	Except as described below in Sections 2(e)(f) and (g) , no Units will vest unless and until such Units are Eligible Units.

d.	For purposes of this Agreement, the “Restriction Period” applicable to a Unit shall refer to the period of time beginning on the Date of Grant and ending on the date that the Restrictions applicable to such Unit shall lapse, as set forth in Section 3(a) (b) and (c) above.

e.	The Units will also vest as follows:
(i)	If a Change in Control of the Company occurs and the successor corporation (or parent thereof) does not assume this Award or replace it with a comparable award; provided, further, that with respect to any Award that is assumed or replaced, such assumed or replaced awards shall provide that the Restrictions shall lapse if Grantee is involuntarily terminated (for a reason other than “Cause”) or quits for “Good Reason” within 24 months of the Change in Control. For purposes of this paragraph, the terms “Change in Control”, “Cause ” and “Good Reason” are defined in the 2006 Incentive Plan;

(ii)	Upon termination of Grantee’s employment by Motorola or a Subsidiary by Total and Permanent Disability. “Total and Permanent Disability” means for (x) U.S. employees, entitlement to long term disability benefits under the Motorola Disability Income Plan, as amended and any successor plan or a determination of a permanent and total disability under a state workers compensation statute and (y) non-U.S. employees, as established by applicable Motorola policy or as required by local regulations; or

(iii)	If the Grantee dies.
f.	In the case of Involuntary Termination due to a Divestiture before the expiration of the Restriction Period, if the Units have not been forfeited as described in Section 2 above, then the Restrictions shall lapse on a pro rata basis determined by dividing (i) the number of completed full months of service by the Grantee from the Award Date to the employee’s date of termination by (ii) thirty-six months.
g.	In the case of Involuntary Termination for a reason other than for Serious Misconduct prior to a Separation or Public Announcement and before the expiration of the Restriction Period, the Units that are not vested shall be forfeited.

h.	In the case of Involuntary Termination for a reason other than for Serious Misconduct on or after a Separation or Public Announcement and before the expiration of the Restriction Period, if the Units have not been forfeited as described in Section 2 above, then the Restrictions shall lapse on a pro rata basis determined by dividing (i) the number of completed full months of service by the Grantee from the Award Date to the employee’s date of termination by (ii) thirty-six months.

i.	“Involuntary Termination due to a Divestiture” for purposes of this Agreement means if Grantee accepts employment with another company in direct connection with the sale, lease, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of Motorola or a Subsidiary that is not a Separation (as defined below), or if Grantee remains employed by a Subsidiary that is sold or whose shares are distributed to the Motorola stockholders in a spin-off or similar transaction that is not a Separation (a “Divestiture”).

j.	“Serious Misconduct” for purposes of this Agreement means any misconduct identified as a ground for termination in the Motorola Code of Business Conduct, or the human resources policies, or other written policies or procedures.

k.	If, during the Restriction Period, the Grantee takes a Leave of Absence from Motorola or a Subsidiary, the Units will continue to be subject to this Agreement. If the Restriction Period expires while the Grantee is on a Leave of Absence the Grantee will be entitled to the Units even if the Grantee has not returned to active employment. “Leave of Absence” means an approved leave of absence from Motorola or a Subsidiary that is not a termination of employment, as determined by Motorola.

l.	To the extent the Restrictions lapse under this Section 3 with respect to the Units, they will be free of the terms and conditions of this Award (other than 2(c)).
4.	Adjustments. If the number of outstanding shares of Common Stock is changed as a result of a stock split or the like without additional consideration to the Company, the number of Units subject to this Award shall be adjusted to correspond to the change in the outstanding shares of Common Stock.

5.	Dividends. No dividends (or dividend equivalents) shall be paid with respect to Units credited to the Grantee’s account.

6.	Delivery of Certificates or Equivalent.
a.	Upon the lapse of Restrictions applicable to the Units, the Company shall, at its election, either (i) deliver to the Grantee a certificate representing a number of shares of Common Stock equal to the number of Units upon which such Restrictions have lapsed, or (ii) establish a brokerage account for the Grantee and credit to that account the number of shares of Common Stock of the Company equal to the number of Units upon which such Restrictions have lapsed.

b.	Subject to Section 18, the actions contemplated by clauses (i) and (ii) above shall occur within 60 days following the date that the applicable Units have vested.
7.	Withholding Taxes. The Company is entitled to withhold applicable taxes for the respective tax jurisdiction attributable to this Award or any payment made in connection with the Units. Grantee may satisfy any minimum withholding obligation in whole or in part by electing to have the plan administrator retain shares of Common Stock deliverable in connection with the Units having a Fair Market Value on the date the Restrictions applicable to the Units lapse equal to the amount to be withheld. “Fair Market Value” for this purpose shall be the closing price for a share of Common Stock on the date the Restrictions applicable to the Units lapse (the “Restrictions Lapse Date”) as reported for the New York Stock Exchange- Composite Transactions in the Wall Street Journal at www.online.wsj.com or, for purposes of imposing sanctions under Section 2(d), on any date specified therein. In the event the New York Stock Exchange is not open for trading on the Restrictions Lapse Date, or if the Common Stock does not trade on such day, Fair Market Value for this purpose shall be the closing price of the Common Stock on the last trading day prior to the Restrictions Lapse Date.

8.	Voting and Other Rights.
a.	Grantee shall have no rights as a stockholder of the Company in respect of the Units, including the right to vote and to receive cash dividends and other distributions until delivery of certificates representing shares of Common Stock in satisfaction of the Units.

b.	The grant of Units does not confer upon Grantee any right to continue in the employ of the Company or a Subsidiary or to interfere with the right of the Company or a Subsidiary, to terminate Grantee’s employment at any time.
9.	Agreement Following Termination of Employment. Grantee agrees that upon termination of employment with Motorola or a Subsidiary, Grantee will immediately inform Motorola of (a) the identity of any new employer (or the nature of any start-up business or self-employment), (b) Grantee’s new title, and (c) Grantee’s job duties and responsibilities. Grantee hereby authorizes Motorola or a Subsidiary to provide a copy of this Award Document to Grantee’s new employer. Grantee further agrees to provide information to Motorola or a Subsidiary as may from time to time be requested in order to determine his/her compliance with the terms hereof.

10.	Consent to Transfer Personal Data. By accepting this award, Grantee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. Grantee is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Grantee’s ability to participate in the Plan. Motorola, its Subsidiaries and Grantee’s employer hold certain personal information about Grantee, that may include his/her name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire data, salary, nationality, job title, any shares of stock held in Motorola, or details of all restricted stock units or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). Motorola and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Grantee’s participation in the Plan, and Motorola and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. Grantee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on Grantee’s behalf to a broker or other third party with whom Grantee may elect to deposit any shares of stock acquired pursuant to the Plan. Grantee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Motorola; however, withdrawing consent may affect Grantee’s ability to participate in the Plan.
11.	Nature of Award. By accepting this Award Agreement, the Grantee acknowledges his or her understanding that the grant of Units under this Award Agreement is completely at the discretion of Motorola, and that Motorola’s decision to make this Award in no way implies that similar awards may be granted in the future or that Grantee has any guarantee of future employment. Nor shall this or any such grant interfere with Grantee’s right or the Company’s right to terminate such employment relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between Grantee and the Company. In addition, the Grantee hereby acknowledges that he or she has entered into employment with Motorola or a Subsidiary upon terms that did not include this Award or similar awards, that his or her decision to continue employment is not dependent on an expectation of this Award or similar awards, and that any amount received under this Award is considered an amount in addition to that which the Grantee expects to be paid for the performance of his or her services. Grantee’s acceptance of this Award is voluntary. The Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary,

12.	Remedies for Breach. Grantee hereby acknowledges that the harm caused to the Company by the breach or anticipated breach of Sections 2(c)(i), (ii), (iii), (iv) and/or (v) of this Agreement will be irreparable and further agrees the Company may obtain injunctive relief against the Grantee in addition to and cumulative with any other legal or equitable rights and remedies the Company may have pursuant to this Agreement, any other agreements between the Grantee and the Company for the protection of the Company’s Confidential Information, or law, including the recovery of liquidated damages. Grantee agrees that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in Section 15 below, will, at the request of the Company, be entered on consent and enforced by any such court having jurisdiction over the Grantee. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.

13.	Acknowledgements. With respect to the subject matter of Sections 2(c)(i), (ii), (iii), (iv) and

(v) and Sections 12 and 15 hereof, this Agreement is the entire agreement with the Company. No waiver of any breach of any provision of this Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Agreement shall be severable and in the event that any provision of this Agreement shall be found by any court as specified in Section 15 below to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. Grantee hereby agrees that the court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, by accepting any Award under this Agreement, Grantee affirmatively states that he has not, will not and cannot rely on any representations not expressly made herein.
14.	Funding. No assets or shares of Common Stock shall be segregated or earmarked by the Company in respect of any Units awarded hereunder. The grant of Units hereunder shall not constitute a trust and shall be solely for the purpose of recording an unsecured contractual obligation of the Company.

15.	Governing Law. All questions concerning the construction, validity and interpretation of this Award shall be governed by and construed according to the law of the State of Illinois without regard to any state’s conflicts of law principles. Any disputes regarding this Award or Agreement shall be brought only in the state or federal courts of Illinois.

16.	Waiver. The failure of the Company to enforce at any time any provision of this Award shall in no way be construed to be a waiver of such provision or any other provision hereof.

17.	Actions by the Compensation Committee. The Committee may delegate its authority to administer this Agreement. The actions and determinations of the Compensation Committee or delegate shall be binding upon the parties.

18.	409A Compliance. Notwithstanding any provision in this Award to the contrary, if the Grantee is a “specified employee” (certain officers of Motorola, within the meaning of Treasury Regulation Section 1.409A-1(i) and using the identification methodology selected by Motorola from time to time) on the date of the Grantee’s termination of employment, any payment which would be considered “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), that the Grantee is entitled to receive upon termination of employment and which otherwise would be paid or delivered during the six month period immediately following the date of the Grantee’s termination of employment will instead be paid or delivered on the earlier of (i) the first day of the seventh month following the date of the Grantee’s termination of employment and (ii) death. Notwithstanding any provision in this Award that requires the Company to pay or deliver payments with respect to Units upon vesting (or within 60 days following the date that the applicable Units vest) if the event that causes the applicable Units to vest is not a permissible payment event as defined in Section 409A(a)(2) of the Code, then the payment with respect to such Units will instead be paid or delivered on the earlier of (i) the specified date of payment or delivery originally provided for such Units and (ii) the date of the Grantee’s termination of employment (subject to any delay required by the first sentence of this paragraph). Payment shall be made within 60 days following the applicable payment date. For purposes of determining the time of payment or delivery of any payment the Grantee is entitled to receive upon termination of employment, the determination of whether the Grantee has experienced a termination of employment will be determined by Motorola in a manner consistent with the definition of “separation from service” under the default rules of Section 409A of the Code.

19.	Definitions. Any capitalized terms used herein that are not otherwise defined below or elsewhere in this Award Agreement shall have the same meaning provided under the 2006 Omnibus Plan.
a.	“Public Announcement” means the announcement by the Company to not effect a separation as described on page 41 of the Motorola, Inc. Form 10- K for fiscal year 2008.

b.	“Separation” means the separation of the business structures as described on page 41 of the Motorola Inc. Form 10- K for fiscal year 2008.
20.	Acceptance of Terms and Conditions. By electronically accepting this Award within 30 days after the date of the electronic mail notification by the Company to Grantee of the grant of this Award (“Email Notification Date”), Grantee agrees to be bound by the foregoing terms and conditions, the 2006 Incentive Plan and any and all rules and regulations established by Motorola in connection with awards issued under the 2006 Incentive Plan. If Grantee does not electronically accept this Award within 30 days of the Email Notification Date Grantee will not be entitled to the Units.

21.	Plan Documents. The 2006 Incentive Plan and the Prospectus for the 2006 Incentive Plan are available at http://myhr.mot.com/pay.finances/awards_incentives/stock_options/plan_documents.jsp or from Global Rewards, 1303 East Algonquin Road, Schaumburg, IL 60196, (847) 576-7885.